Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, Fidelity Structured Large Cap Growth Fund, Fidelity Structured Large Cap Value Fund, Fidelity Structured Mid Cap Growth Fund, Fidelity Structured Mid Cap Value Fund, Fidelity Utilities Fund and Spartan Tax-Free Bond Fund of Fidelity Devonshire Trust filed as part of this Post-Effective Amendment No. 107 to the Registration Statement (File Nos. 002-24389 and 811-01352) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 106 to the Registration Statement on Form N-1A (File Nos. 002-24389 and 811-01352).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

March 30, 2004